Exhibit 99.1

FOR IMMEDIATE RELEASE

INC Research/inVentiv Health Reports Third Quarter 2017 Results

Highlights

•	Net service revenue of $592.2 million and $1,102.4 million for the three and nine months ended September 30, 2017, respectively.

•
Combined Company adjusted net service revenue of $766.6 million and $2,331.6 million for the three and nine months ended September 30, 2017, respectively, after adjusting for $13.2 million and $27.0 million, respectively, eliminated as part of purchase accounting.

•	Combined Company adjusted EBITDA of $138.9 million and $424.5 million for the three and nine months ended September 30, 2017, respectively.

•	GAAP diluted loss per share of $1.70 and $1.90 for the three and nine months ended September 30, 2017, respectively.

•	Combined Company adjusted diluted EPS of $0.54 and $1.56 for the three and nine months ended September 30, 2017.

RALEIGH, NC, November 9, 2017 -- INC Research (NASDAQ: INCR), which, following the completion of the merger on August 1, 2017 with inVentiv Health ("the Merger"), we refer to as INC Research/inVentiv Health ("the Company"), the only fully-integrated biopharmaceutical solutions organization combining a CRO and a CCO (Contract Commercial Organization), today reported financial results for the third quarter and year-to-date periods ended September 30, 2017. To aid investors and analysts with year-over-year comparability of results for the merged business, we are including certain "Combined Company" metrics that represent combined financial information of INC Research and inVentiv Health as if the Merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation. Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Combined Company Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measure.

“We’ve experienced a quarter of rapid evolution as we achieve integration milestones at an accelerated pace, and we have significant customer interest in our unique, integrated business model. By combining clinical and commercial insights to deliver Real-World Evidence/late phase capabilities and full commercialization, we’re seeing an increasing interest from customers for our high-value solutions in a highly competitive market,” said Chief Executive Officer Alistair Macdonald.

“In the Clinical segment, our momentum continues with another strong quarter of net awards, illustrating our ability to leverage our complementary customer bases, delivery platforms, and market approaches. While our Commercial segment performance was lower than expected, over time we expect this to improve with potentially

Exhibit 99.1

more quarterly variability than our CRO business. Specifically, we remain confident in our ability to deliver on our long-term Commercial growth through our market leading offering in an improving sales environment stemming from increased drug approvals and related new drug launches and expectations that this trend will continue over the near and mid-term.”

“We’re confident in unlocking meaningful value from this combination and remain on target to achieve the $100 million of annual savings by year three while building market momentum. All of this is made possible by the dedicated efforts of our transition management team and the thousands of INC Research/inVentiv Health employees worldwide who are committed to speeding the delivery of important therapies for our customers and the patients they serve.”
Third Quarter 2017 Results
Net service revenue for the three months ended September 30, 2017 increased by $332.7 million, or 128.2%, to $592.2 million from $259.6 million for the three months ended September 30, 2016. For the nine months ended September 30, 2017, net service revenue increased by $335.0 million, or 43.7%, to $1.10 billion from $767.4 million for the nine months ended September 30, 2016. Our total net service revenue increased compared to the same periods in the prior year, solely due to the Merger, which accounted for $340.8 million of the increase for both the three and nine months ended September 30, 2017. This increase was partially offset by a decline in revenues due to continued customer and regulatory delays, which we believe are transitory in nature. In addition, under purchase accounting rules, approximately $12.7 million of inVentiv Health deferred revenue, which otherwise would have been recognized as revenue in the three months ended September 30, 2017, was eliminated. The impact of fluctuations in foreign currency exchange rates on net service revenue was not material for the three months ended September 30, 2017. During the nine months ended September 30, 2017, fluctuations in foreign currency exchange rates resulted in an unfavorable impact of $7.1 million on net service revenue as compared to the nine months ended September 30, 2016.
Combined Company non-GAAP net service revenue for the three months ended September 30, 2017 decreased by $48.7 million, or 6.0%, to $766.6 million from $815.2 million for the three months ended September 30, 2016, respectively. Combined Company non-GAAP net service revenue for the nine months ended September 30, 2017 decreased by $93.8 million, or 3.9%, to $2.33 billion from $2.43 billion for the three months ended September 30, 2016, respectively. Combined Company non-GAAP net service revenue for the three and nine months ended September 30, 2017 includes revenue of $13.2 million and $27.0 million, respectively, eliminated as part of purchase accounting.
For the three and nine months ended September 30, 2017, our Combined Clinical Solutions Segment generated adjusted net service revenue of $533.4 million and $1.58 billion, respectively, representing an increase of 2.6% for each period compared to $519.8 million and $1.54 billion for the three and nine months ended September 30, 2016, respectively. Our Combined Clinical Solutions segment revenue increased primarily due to our strong bookings in 2017, partially offset by continued customer delays.
For the three and nine months ended September 30, 2017, our Combined Commercial Solutions Segment generated net service revenue of $233.2 million and $752.9 million, respectively, compared to $295.5 million and $887.3 million, during the three and nine months ended September 30, 2016, respectively. Our Combined Commercial Solutions Segment revenue declined by 21.1% and 15.1%, respectively, for the three and nine months ended September 30, 2017 compared to the same periods in 2016. The decrease in revenue was primarily due to (i) the impact of cancellations at the end of 2016, (ii) further cancellations in third quarter of 2017, and (iii) lower new drug approval activity during 2016.
For the three and nine months ended September 30, 2017, we generated a loss from operations of $88.9 million and $43.9 million, respectively, compared to income from operations of $39.4 million and $111.6 million for the three and nine months ended September 30, 2016, respectively. Our operating results for the three and nine months ended September 30, 2017 were impacted by (i) Merger-related transaction expenses of $84.3 million and $108.1 million, respectively, (ii) an impairment charge of $30.0 million recorded in the third quarter of 2017 with respect to the INC Research trademark and intangible asset, and

(iii) an increase in amortization expense of $41.9 million in both periods due to the acquisition of intangible assets as a result of the Merger.
Our income (loss) from operations includes expenses associated with certain transactions that we believe are not representative of our core operations. Excluding these items, adjusted Combined Company non-GAAP income from operations decreased to $120.5 million and $366.5 million for the three and nine months ended September 30, 2017, respectively, compared to $133.7 million and $382.4 million for the three and nine months ended September 30, 2016, respectively. Adjusted operating margin for both the three and nine months ended September 30, 2017, was 15.7%, compared to 16.4% and 15.8%, respectively, for the same periods in 2016.
For the three and nine months ended September 30, 2017, we reported a net loss of $148.0 million and $123.4 million, respectively, resulting in a diluted loss per share of $1.70 and $1.90, respectively. For the three and nine months ended September 30, 2016, we reported net income of $27.3 million and $75.1 million, respectively, or $0.49 and $1.35 per diluted share, respectively. Combined Company adjusted net income for the three and nine months ended September 30, 2017 was $56.5 million and $164.2 million, or $0.54 and $1.56 per diluted share, respectively, compared to $49.2 million and $135.2 million, or $0.47 and $1.28 per diluted share, for the three and nine months ended September 30, 2016, respectively.
Combined Company adjusted EBITDA for the three and nine months ended September 30, 2017 was $138.9 million and $424.5 million, respectively, compared to $153.1 million and $439.4 million for the three and nine months ended September 30, 2016, respectively. For the three-month periods ended September 30, 2017 and 2016, adjusted EBITDA margin was 18.1% and 18.8%, respectively. For the nine-month periods ended September 30, 2017 and 2016, adjusted EBITDA margin was 18.2% and 18.1%, respectively.
Important disclosures about and reconciliations of non-GAAP measures, including Combined Company non-GAAP measures related to adjusted net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, to the nearest corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures."
New Business Awards and Backlog
In connection with the Merger, we re-evaluated our existing backlog policy for our Clinical Solutions Segment. As a result of this evaluation, effective during the third quarter of 2017, we changed our policy for calculating and reporting the amounts of our net new business awards and backlog. Under our new policy our Combined Company Clinical Solutions backlog was adjusted from $4.80 billion to $3.72 billion as of September 30, 2017. Prior to the adoption of our new policy, our Combined Company Clinical Solutions net new business awards for the three and nine months ended September 30, 2017 were $755.0 million and $2.13 billion, respectively, resulting in a book-to-bill of 1.4x and 1.3x, respectively. Under our new policy, we adjusted Combined Company Clinical Solutions net new business awards for the three and nine months ended September 30, 2017 to $683.2 million and $1.88 billion, respectively, representing a book-to-bill ratio of 1.3x and 1.2x, respectively.

Business Outlook
The Company's fourth quarter guidance for 2017 is outlined in the following table. The guidance takes into account a number of factors, including current sales pipeline, trends in cancellations and delays, and our expectations for commercial sales during the fourth quarter of 2017. Furthermore, our guidance is based on current foreign currency exchange rates, current interest rates, and our expected tax rates.

	Low		High
Net service revenue	$738.0	million	$768.0	million
Adjusted net service revenue	750.0	million	780.0	million
Clinical Solutions adjusted net service revenue	525.0	million	540.0	million
Commercial Solutions adjusted net service revenue	225.0	million	240.0	million
Adjusted EBITDA	137.0	million	147.0	million
Adjusted net income	56.0	million	63.5	million
GAAP diluted EPS	$(0.25)		$(0.14)
Adjusted diluted EPS	$0.52		$0.60
Important disclosures about and reconciliations of non-GAAP measures, including adjusted net service revenue, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share, to the corresponding GAAP measures are provided below under "Use of Non-GAAP Financial Measures."
Webcast and Conference Call Details
INC Research/inVentiv Health will host a conference call at 8:00 a.m. EST on November 9, 2017, to discuss its third quarter and year-to-date 2017 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.incresearch.com. To participate via phone, please dial +1 (877) 930-8058 within the United States or +1 (253) 336-7551 outside the United States, approximately 15 minutes before the scheduled start of the call. The conference ID for the call is 3396217.
An archived replay of the conference call is expected to be available online at investor.incresearch.com after 1:00 p.m. EST on November 9, 2017. In addition, an audio replay will be available for one week following the call and will be accessible by dialing +1 (855) 859-2056 within the United States or +1 (404) 537-3406 outside the United States. The audio replay ID is 3396217.
About INC Research/inVenitv Health
INC Research/inVentiv Health (NASDAQ: INCR) is the only fully integrated biopharmaceutical solutions organization. The Company, including a Contract Research Organization (CRO) and Contract Commercial Organization (CCO), is purpose-built to address new market realities where clinical and commercial operations share expertise, data, and insights to accelerate biopharmaceutical performance. With more than 22,000 employees and the ability to support customers in more than 110 countries, its global scale and deep therapeutic alignment enables INC Research/inVentiv Health to help customers successfully navigate an increasingly complex environment. For more information on the Raleigh, N.C.-based company, please visit www.incresearch.com or inventivhealth.com.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation

Reform Act of 1995. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: risks associated with the integration of our business with the business of inVentiv, and our operation of the combined business following the closing of the Merger; our ability to maintain or generate new business awards; our ability to increase our market share, grow our business, and execute our growth strategies; our backlog not being indicative of future revenues and our ability to realize the anticipated future revenue reflected in our backlog; our ability to adequately price our contracts and not overrun cost estimates; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; fluctuations in our financial results; reliance on key personnel; our customer or therapeutic area concentration; and the other risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, 10-Q for the quarter ended June 30, 2017, and other SEC filings, copies of which are available free of charge on our website at investor.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with U. S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain Combined Company and Combined Segment non-GAAP financial measures, including net service revenue, adjusted income from operations, adjusted operating margin, adjusted net income (including adjusted diluted earnings per share), EBITDA, and adjusted EBITDA. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company. To aid investors and analysts with year-over-year comparability for the merged business, the Company has included financial information that combines certain stand-alone INC Research and inVentiv Health financial information as if the merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation.
The Company defines Combined Company adjusted net service revenue as the stand-alone INC Research and inVentiv Health net service revenue as if the merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation and adjusted to include revenue eliminated under purchase accounting.
The Company defines Combined Company adjusted income from operations as income from operations excluding expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related deferred revenue adjustments; acquisition-related amortization; restructuring and other costs; transaction and integration-related expenses; asset impairment charges; share-based compensation expense; contingent consideration and other expense; discretionary bonus accrual reversals; R&D tax credit adjustments; monitoring and advisory fees; and acquisition-related revaluation adjustments. The Company defines Combined Company adjusted operating margin as adjusted income from operations as a percentage of adjusted net service revenue.
The Company defines Combined Company adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding the items excluded from adjusted income from operations mentioned previously, bridge financing fees, loss on extinguishment of debt, and other expense, net. After giving effect to these items and other unusual tax impacts during the period, the Company has also included an adjustment to its income tax rate to reflect the expected long-term income tax rate.
EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude certain expenses and transactions that the Company believes are not representative of its core operations, namely, acquisition-related deferred revenue adjustments; restructuring and other costs; transaction and integration-related expenses; asset impairment charges; share-based compensation expense; contingent consideration and other expense;

discretionary bonus accrual reversals; R&D tax credit adjustments; monitoring and advisory fees; acquisition-related revaluation adjustments; other expense, net; and loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts, and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.
Each of the non-GAAP measures noted above are used by management and the Company's board of directors (the "Board") to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted income from operations, adjusted operating margin, and adjusted net income (including adjusted diluted earnings per share) are used by management and the Board to assess the Company's business.
Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

Investor Relations Contact: Ronnie Speight Vice President, Investor Relations Phone: +1 (919) 745-2745 Email: investor.relations@incresearch.com	Press/Media Contact: Danielle DeForge Senior Director, External Communications Phone: +1 (781) 425-2624 Email: danielle.deforge@inventivhealth.com

INC Research Holdings, Inc. and Subsidiaries
GAAP Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net service revenue	$592,207	$259,557	$1,102,372	$767,358
Reimbursable out-of-pocket expenses	230,121	132,234	493,009	437,167
Total revenue	822,328	391,791	1,595,381	1,204,525

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	405,798	159,641	722,643	471,196
Reimbursable out-of-pocket expenses	230,121	132,234	493,009	437,167
Selling, general, and administrative	88,855	41,743	176,320	127,818
Restructuring and other costs	6,670	2,881	12,626	10,283
Transaction and integration-related expenses	84,340	1,127	108,081	2,857
Asset impairment charges	30,000	—	30,000	—
Depreciation	14,049	5,305	26,279	15,257
Amortization	51,383	9,464	70,309	28,388
Total operating expenses	911,216	352,395	1,639,267	1,092,966
(Loss) income from operations	(88,888)	39,396	(43,886)	111,559

Other (expense) income, net:
Interest income	501	62	765	139
Interest expense	(27,432)	(3,226)	(33,818)	(9,317)
Loss on extinguishment of debt	(102)	(439)	(102)	(439)
Other expense, net	(5,953)	(2,384)	(16,164)	(10,761)
Total other (expense) income, net	(32,986)	(5,987)	(49,319)	(20,378)
(Loss) income before provision for income taxes	(121,874)	33,409	(93,205)	91,181
Income tax expense	(26,124)	(6,078)	(30,217)	(16,042)
Net (loss) income	$(147,998)	$27,331	$(123,422)	$75,139

(Loss) earnings per share:
Basic	$(1.70)	$0.50	$(1.90)	$1.39
Diluted	$(1.70)	$0.49	$(1.90)	$1.35
Weighted average common shares outstanding:
Basic	87,152	54,186	65,097	54,147
Diluted	87,152	55,567	65,097	55,836

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$304,327	$102,471
Restricted cash	1,201	607
Accounts receivable billed, net	557,257	211,476
Accounts receivable unbilled	403,123	173,873
Prepaid expenses and other current assets	96,894	34,202
Total current assets	1,362,802	522,629
Property and equipment, net	172,912	58,306
Goodwill	4,265,175	552,502
Intangible assets, net	1,394,728	114,486
Deferred income tax assets	21,337	14,726
Other long-term assets	80,000	25,858
Total assets	$7,296,954	$1,288,507
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,031	$23,693
Accrued liabilities	445,958	153,559
Deferred revenue	510,930	277,600
Current portion of capital lease obligations	19,941	—
Current portion of long-term debt	30,750	11,875
Total current liabilities	1,073,610	466,727
Capital lease obligations, non-current	22,104	—
Long-term debt, non-current	2,984,785	485,849
Deferred income tax liabilities	51,108	8,295
Other long-term liabilities	139,038	26,163
Total liabilities	4,270,645	987,034

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value; 600,000,000 shares authorized, 104,219,471 and 53,762,786 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1,042	538
Additional paid-in capital	3,404,506	573,176
Accumulated other comprehensive loss, net of tax	(25,540)	(42,250)
Accumulated deficit	(353,699)	(229,991)
Total shareholders' equity	3,026,309	301,473
Total liabilities and shareholders' equity	$7,296,954	$1,288,507

INC Research Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(123,422)	$75,139
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	96,588	43,645
Amortization of capitalized loan fees and original issue discount, net of Senior Notes premium	759	765
Share-based compensation	50,928	9,404
Provision for doubtful accounts	1,477	1,927
Provision for (benefit from) deferred income taxes	12,733	(5,226)
Foreign currency transaction losses	6,264	18,789
Asset impairment charges	30,000	—
Loss on extinguishment of debt	102	439
Other non-cash items	1,404	160
Changes in operating assets and liabilities, net of effect of business combinations:
Billed and unbilled accounts receivable	59,043	(58,748)
Accounts payable and accrued expenses	(10,132)	(894)
Deferred revenue	(19,425)	5,753
Other assets and liabilities	3,427	3,971
Net cash provided by operating activities	109,746	95,124
Cash flows from investing activities:
Payments associated with business acquisitions, net of cash acquired	(1,678,814)	—
Purchases of property and equipment	(28,153)	(16,826)
Other, net	(12)	—
Net cash used in investing activities	(1,706,979)	(16,826)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,598,000	—
Payments of debt financing costs	(25,476)	(868)
Repayments of long-term debt	(475,097)	—
Proceeds from revolving line of credit	15,000	100,000
Repayments of revolving line of credit	(40,000)	(105,000)
Redemption of Senior Notes and associated breakage fees	(290,250)	—
Payments of capital leases	(3,586)	—
Payments for repurchase of common stock	—	(64,500)
Proceeds from exercise of stock options	17,048	14,415
Payments related to tax withholding for share-based compensation	(5,391)	(825)
Net cash provided by (used in) financing activities	1,790,248	(56,778)
Effect of exchange rate changes on cash and cash equivalents	8,841	(3,583)
Net increase in cash and cash equivalents	201,856	17,937
Cash and cash equivalents, beginning of period	102,471	85,011
Cash and cash equivalents, end of period	$304,327	$102,948

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Combined Company Non-GAAP Measures
(in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Combined Company adjusted net service revenue:
Net service revenue, as reported	$592,207	$259,557	$1,102,372	$767,358
Pre-merger inVentiv net service revenue	161,168	555,675	1,202,170	1,657,993
Combined Company net service revenue, before adjustments	753,375	815,232	2,304,542	2,425,351
Acquisition-related deferred revenue adjustment (a)	13,198	—	27,014	—
Combined Company adjusted net service revenue	$766,573	$815,232	$2,331,556	$2,425,351
Combined Company Segment adjusted net service revenue:
Clinical Solutions net service revenue, as reported	$432,780	$257,291	$937,781	$760,998
Pre-merger inVentiv Clinical Solutions net service revenue	88,558	262,484	616,594	777,102
Combined Company Clinical Solutions net service revenue, before adjustments	521,338	519,775	1,554,375	1,538,100
Acquisition-related deferred revenue adjustment (a)	12,051	—	24,328	—
Combined Company Clinical Solutions adjusted net service revenue	$533,389	$519,775	$1,578,703	$1,538,100

Commercial Solutions net service revenue, as reported	$159,427	$2,266	$164,591	$6,360
Pre-merger inVentiv Commercial Solutions net service revenue	72,610	293,191	585,576	880,891
Combined Company Commercial Solutions net service revenue, before adjustments	232,037	295,457	750,167	887,251
Acquisition-related deferred revenue adjustment (a)	1,147	—	2,686	—
Combined Company Commercial Solutions adjusted net service revenue	$233,184	$295,457	$752,853	$887,251
Combined Company adjusted income from operations:
(Loss) income from operations, as reported	$(88,888)	$39,396	$(43,886)	$111,559
Pre-merger inVentiv (loss) income from operations	(30,624)	52,354	(58,819)	151,087
Combined Company (loss) income from operations, before adjustments	(119,512)	91,750	(102,705)	262,646
Acquisition-related deferred revenue adjustment (a)	13,198	—	27,014	—
Amortization (b)	71,039	18,590	218,488	55,756
Restructuring and other costs (c)	12,159	10,329	28,006	38,595
Transaction and integration-related expenses (d)	100,871	7,262	133,727	11,658
Asset impairment charges (e)	30,000	—	30,000	—
Share-based compensation (f)	9,336	4,991	32,033	13,508
Contingent consideration and other expense (g)	—	321	—	1,406
Discretionary bonus accrual reversal (h)	—	—	(5,953)	(4,144)
R&D tax credit adjustment (i)	—	(216)	(6,030)	(421)
Monitoring and advisory fees (j)	1,028	932	7,538	2,633
Acquisition-related revaluation adjustments (k)	2,389	(249)	4,408	717
Combined Company adjusted income from operations	$120,508	$133,710	$366,526	$382,354
GAAP operating margin	(15.0)%	15.2%	(4.0)%	14.5%
Combined Company adjusted operating margin	15.7%	16.4%	15.7%	15.8%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Combined Company Non-GAAP Measures (Continued)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Combined Company EBITDA and Adjusted EBITDA:
Net (loss) income, as reported	$(147,998)	$27,331	$(123,422)	$75,139
Pre-merger inVentiv net loss	(26,070)	(9,697)	(105,577)	(32,728)
Combined Company net (loss) income, before adjustments	(174,068)	17,634	(228,999)	42,411
Interest expense, net	39,431	57,994	119,837	174,274
Income tax expense (benefit)	8,813	14,226	(15,663)	35,671
Depreciation	18,285	19,461	57,860	57,135
Amortization (b)	71,039	18,590	218,488	55,756
EBITDA	(36,500)	127,905	151,523	365,247
Acquisition-related deferred revenue adjustment (a)	13,198	—	27,014	—
Restructuring and other costs (c)	12,159	10,329	28,006	38,595
Transaction and integration-related expenses (d)	100,871	7,262	133,727	11,658
Asset impairment charges (e)	30,000	—	30,000	—
Share-based compensation (f)	9,336	4,991	32,033	13,508
Contingent consideration and other expense (g)	—	321	—	1,406
Discretionary bonus accrual reversal (h)	—	—	(5,953)	(4,144)
R&D tax credit adjustment (i)	—	(216)	(6,030)	(421)
Monitoring and advisory fees (j)	1,028	932	7,538	2,633
Acquisition-related revaluation adjustments (k)	2,389	(249)	4,408	717
Other expense, net (l)	6,269	1,435	22,085	10,025
Loss on extinguishment of debt (m)	102	439	102	219
Combined Company adjusted EBITDA	$138,852	$153,149	$424,453	$439,443
Adjusted EBITDA Margin	18.1%	18.8%	18.2%	18.1%

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Combined Company Non-GAAP Measures (Continued)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Combined Company Adjusted Net Income:
Net (loss) income, as reported	$(147,998)	$27,331	$(123,422)	$75,139
Pre-merger inVentiv net loss	(26,070)	(9,697)	(105,577)	(32,728)
Combined Company net (loss) income, before adjustments	(174,068)	17,634	(228,999)	42,411
Acquisition-related deferred revenue adjustment (a)	13,198	—	27,014	—
Amortization (b)	71,039	18,590	218,488	55,756
Restructuring and other costs (c)	12,159	10,329	28,006	38,595
Transaction and integration-related expenses (d)	100,871	7,262	133,727	11,658
Asset impairment charges (e)	30,000	—	30,000	—
Share-based compensation (f)	9,336	4,991	32,033	13,508
Contingent consideration and other expense (g)	—	321	—	1,406
Discretionary bonus accrual reversal (h)	—	—	(5,953)	(4,144)
R&D tax credit adjustment (i)	—	(216)	(6,030)	(421)
Monitoring and advisory fees (j)	1,028	932	7,538	2,633
Acquisition-related revaluation adjustments (k)	2,389	(249)	4,408	717
Other expense, net (l)	6,269	1,435	22,085	10,025
Loss on extinguishment of debt (m)	102	439	102	219
Bridge financing fee (n)	5,815	—	5,815	—
Income tax adjustment to normalized rate (o)	(21,592)	(12,283)	(104,032)	(37,157)
Combined Company adjusted net income	$56,546	$49,185	$164,202	$135,206

Combined Company diluted weighted average common shares outstanding:
Diluted weighted average common shares outstanding, as reported	87,152	55,567	65,097	55,836
Effect of certain securities considered anti-dilutive under GAAP (p)	1,534	—	1,275	—
Estimated additional dilutive shares outstanding as a result of the Merger (q)	16,961	49,927	38,938	49,927
Combined Company diluted weighted average common shares outstanding	105,647	105,494	105,310	105,763

Combined Company adjusted diluted earnings per share	$0.54	$0.47	$1.56	$1.28

(a)	Represents non-cash adjustments resulting from the revaluation of deferred revenue and the subsequent elimination of revenue in purchase accounting in connection with business combinations.

(b)	Represents the amortization of intangible assets associated with acquired customer relationships, backlog, and trademarks.

(c)
Restructuring and other costs consist primarily of: (i) severance costs associated with a reduction/optimization of the Company's workforce in line with the Company's expectations of future business operations, (ii) transition costs associated with the change in the Company's Chief Executive Officer during the fourth quarter of 2016, (iii) consulting costs incurred for the continued consolidation of legal entities and restructuring of the Company's contract management process to meet the requirements of upcoming accounting regulation changes, and (iv) termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.

(d)	Represents fees associated with corporate transactions and integration-related activities which primarily related to the Merger in 2017.

(e)
Represents impairment charges associated with the INC Research trade name due to the Company’s intention to relaunch its operations under a new brand name in January 2018 in connection with the Merger.

(f)	Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.

(g)	Represents contingent consideration expense incurred as a result of acquisitions and other expenses accounted for as compensation expense under GAAP.

(h)	Represents inVentiv discretionary bonus accruals from the prior year that were reversed in periods prior to the Merger.

(i)	Represents additional research and development tax credits in certain international locations for pre-Merger expenses recorded as a reduction of direct costs.

(j)	Represents the annual sponsor management fee previously paid pursuant to the THL and Advent Management Agreement with inVentiv.

(k)	Represents non-cash adjustments resulting from the revaluation of certain items such as vehicle leases in connection with inVentiv's Merger with Advent in 2016 and facilities.

(l)	Represents other (income) expense comprised primarily of foreign exchange gains and losses.

(m)	Represents loss on extinguishment of debt associated with the debt refinancing activities.

(n)	Represents bridge financing fees incurred by the Company related to its 2017 Credit Agreement prior to the Merger.

(o)
Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 35.0% for the combined company for all periods. This rate has been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

(p)
Represents the weighted average number of equity-based awards issued under the Company's equity incentive plans calculated using the treasury stock method that were excluded from shares used in computing GAAP diluted net loss per share due to reporting a net loss under GAAP for the period.

(q)
Represents the estimated impact on the dilutive weighted average shares outstanding had the Merger occurred on January 1, 2016. The amount consists of the shares issued to inVentiv shareholders on August 1, 2017 and the fully vested stock option awards and restricted stock units issued under the equity incentive plans formerly related to inVentiv that were assumed by the Company in the Merger.

INC Research Holdings, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Fourth Quarter 2017 Guidance
(in millions, except per share data)
(unaudited)

	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Net (loss) income and diluted earnings per share	$(26.2)	$(14.4)	$(0.25)	$(0.14)
Adjustments:
Amortization (a)	75.0	75.0
Share-based compensation (a)	5.4	5.4
Restructuring and other costs (a)	9.5	10.0
Transaction expenses (a)	6.5	6.5
Merger-related deferred revenue adjustment (a)	11.9	11.9
Other (a)	0.1	1.1
Income tax effect of above adjustments (b)	(26.2)	(32.0)
Adjusted net income and adjusted diluted earnings per share	$56.0	$63.5	$0.52	$0.60

(a)	Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of income tax reduction.

(b)	Income tax expense is calculated and the adjustments are tax-affected at an approximate rate of 35%, which represents our best estimate of the Company's full year non-GAAP effective tax rate.